Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-89145, 333-30578, 333-14037, 333-71442, 333-49806, 333-67825, 333-35527, 333-104129, 333-110422, 333-120183, 33-82894, 333-130675, and 333-136974 on Form S-8 of BE Aerospace, Inc. of our report dated June 26, 2009, relating to the financial statements of BE Aerospace, Inc. 1994 Employee Stock Purchase Plan appearing in this Annual Report on Form 11-K of BE Aerospace, Inc. 1994 Employee Stock Purchase Plan for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP

Boca Raton, Florida

June 26, 2009